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Filed Pursuant to Rule 424(b)(3)
File No. 333-191913

CAREY WATERMARK INVESTORS INCORPORATED

Prospectus Supplement No. 7 Dated November 10, 2014
To Prospectus Dated April 30, 2014

        This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors Incorporated, dated April 30, 2014 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors Incorporated upon request.

RECENT DEVELOPMENTS

Our Offering and Issuances through our Distribution Reinvestment Plan

        We have reallocated $200.0 million of our common stock registered under our distribution reinvestment plan ("DRIP") to our follow-on offering. After giving effect to this reallocation, our maximum aggregate offering pursuant to the Prospectus remains $650.0 million in shares of our common stock and includes $100.0 million in shares of common stock through our DRIP. We commenced this follow-on offering in December 2013, after completion of our initial public offering in September 2013. We issued 57,807,396 shares of common stock in our initial public offering, raising aggregate gross proceeds of approximately $575.8 million. As of November 7, 2014 we have issued 31,693,666 shares of our common stock in connection with the follow-on offering raising aggregate gross proceeds of $315,929,768. In addition, as of November 7, 2014 we have issued 3,703,326 shares of common stock ($35,181,601) pursuant to our DRIP.

        We currently intend to close the follow-on offering on or about December 19, 2014. We currently intend to obtain an estimated net asset value per share ("NAV") based primarily on an independent valuation of our real estate assets and our indebtedness as of September 30, 2014, using methodologies consistent with those used to calculate our previously-reported NAV as of September 30, 2013. We will announce the September 30, 2014 NAV in our public filings when it is available, which we currently expect will be after the closing of the follow-on offering. The NAV may be higher or lower than our current offering price of $10.00 per share.

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  Filed Pursuant to Rule 424(b)(3) File No. 333-191913
CAREY WATERMARK INVESTORS INCORPORATED Prospectus Supplement No. 7 Dated November 10, 2014 To Prospectus Dated April 30, 2014
RECENT DEVELOPMENTS